Exhibit 2.4

INCORPORATION AND EXCHANGE AGREEMENT

by and among

GREGG APPLIANCES, INC.

GREGG INVESTMENT CORPORATION, LLC,

THE JERRY W. THROGMARTIN 2007 GRANTOR RETAINED ANNUITY TRUST,

JERRY W. THROGMARTIN,

GREGG WILLIAM THROGMARTIN,

DENNIS L. MAY,

FS EQUITY PARTNERS V, L.P.,

FS AFFILIATES V, L.P.,

CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM,

A.S.F. CO-INVESTMENT PARTNERS II, L.P.,

and

hhgregg, Inc.

APRIL 12, 2007

i

ii

INCORPORATION AND EXCHANGE AGREEMENT

This Incorporation and Exchange Agreement (the “Agreement”) is made as of this 12th day of April 2007 by and among Gregg Appliances, Inc., an Indiana corporation (“Gregg Appliances”), Gregg Investment Corporation, LLC, a Delaware limited liability company (“GIC”), Jerry W. Throgmartin, Gregg William Throgmartin, Dennis L. May (each of such three individuals, a “Management Stockholder” and, collectively, the “Management Stockholders”), the Jerry W. Throgmartin 2007 Grantor Retained Annuity Trust (the “J. Throgmartin Trust”), FS Equity Partners V, L.P., a Delaware limited liability company and the managing member of GIC (“FSEP V”), FS Affiliates V, L.P., a Delaware limited partnership (“FSA V”), California State Teachers’ Retirement System, a government pension plan (“Cal STRS”), A.S.F. Co-Investment Partners II, L.P., a Delaware limited partnership (“ASF” and, collectively with FSEP V, FSA V and Cal STRS, the “GIC Members”) and hhgregg, Inc., a Delaware corporation (the “Company”) with reference to the following background.

RECITALS

WHEREAS, the parties hereto deem it advisable and in their best interests to form the Company for purposes of effecting an initial public offering of Company Common Stock pursuant to a registration statement (the “Registration Statement”) to be filed with and declared effective by the SEC;

WHEREAS, pursuant to the transactions contemplated hereby, Gregg Appliances will become a wholly owned subsidiary of the Company and the Company will obtain the benefits and certainty of Delaware General Corporation Law with respect to the Company’s corporate governance and corporate and stockholder matters;

WHEREAS, GIC owns 80.5% of the issued and outstanding common stock of Gregg Appliances, and the Management Stockholders and the J. Throgmartin Trust own in the aggregate 19.5% of the issued and outstanding common stock of Gregg Appliances, and FSEP V owns a majority of the outstanding Units of GIC and is GIC’s managing member;

WHEREAS, pursuant to the terms of this Agreement, immediately prior to the effectiveness of the Registration Statement, GIC and the Management Stockholders wish to exchange their respective shares of GA Common Stock (the “Exchange”) for an equivalent number of shares of the Company Common Stock;

WHEREAS, pursuant to the terms of this Agreement, the Management Stockholders and the holders of options to purchase shares of GA Common Stock (the “GA Options”) listed on Schedule A hereto (collectively, the “Optionholders” and each, an “Optionholder”) will have their GA Options assumed by the Company;

WHEREAS, immediately prior to the effectiveness of the Registration Statement, Gregg Appliances will be a wholly owned subsidiary of the Company;

WHEREAS, the GIC Members, immediately prior to the effectiveness of the Registration Statement, wish to (i) dissolve GIC and (ii) distribute the shares of Company Common Stock held by GIC to its members in proportion to their ownership of outstanding Units of GIC; and

WHEREAS, pursuant to the terms of this Agreement, immediately prior to the effectiveness of the Registration Statement, the holders of restricted units of GIC (the “GIC Restricted Units”) listed on Schedule A hereto (collectively, the “Restricted Unitholders” and each, a “Restricted Unitholder”) will be distributed shares of Company Common Stock, which shares of Company Common Stock will be subject to substantially equivalent terms and conditions applicable to the GIC Restricted Units.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Assumed Options” shall have the meaning set forth in Section 2.03(a).

“Agreement” means this Incorporation and Exchange Agreement, as amended from time to time.

“Board” means the Board of Directors of the Company.

“Claims” shall have the meaning set forth in Section 9.13.

“Closing” shall have the meaning set forth in Section 2.05.

“Closing Date” shall have the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Contractual Obligation” shall have the meaning set forth in Section 4.04.

“Exchange” shall have the meaning set forth in the recitals.

“GA Common Stock” means the common stock of Gregg Appliances, without par value.

“GA Option Plan” means the 2005 Stock Option Plan dated March 8, 2005 of Gregg Appliances, as amended.

“GA Options” shall have the meaning set forth in the recitals.

“GIC Members” shall have the meaning set forth in the preamble.

“GIC Restricted Units” shall have the meaning set forth in the recitals.

“Governmental Authority” shall have the meaning set forth in Section 4.03.

“Indemnitee” shall have the meaning set forth in Section 9.13.

“IPO” means the initial sale of Company Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Management Stockholder(s)” shall have the meaning set forth in the preamble.

“Optionholder(s)” shall have the meaning set forth in the recitals.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Prior Agreements” shall have the meaning set forth in Section 2.06.

“Registration Rights Agreement” shall have the meaning set forth in Section 4.03.

“Registration Statement” shall have the meaning set forth in the recitals.

“Restricted Unitholder” shall have the meaning set forth in the preamble.

“Restricted Unit Purchase Agreement” means any agreement pursuant to which GIC issued GIC Restricted Units.

“Requirement of Law” shall have the meaning set forth in Section 4.04.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary Offering” shall have the meaning set forth in Section 2.01.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder by the SEC from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Stockholders” means GIC, the Management Stockholders and, upon dissolution of GIC, the GIC Members.

“Subsidiary” of any entity means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such entity, by one or more Subsidiaries of such entity or by such entity and one or more Subsidiaries of such entity or (ii) any other entity (other than a corporation) in which such entity, a subsidiary of such entity or such entity and one or more subsidiaries of such entity, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such entity.

“Units” means the Series A and Series B Units of GIC.

ARTICLE II

EXCHANGE

Section 2.01 Exchange of GA Common Stock for Company Common Stock by GIC. On the terms and subject to the conditions of this Agreement, at the Closing, the Company hereby agrees to issue to GIC shares of Company Common Stock (based on an exchange ratio of one (1) share of Company Common Stock to one (1) share of GA Common Stock) registered in GIC’s name and for the number of shares of GA Common Stock set forth on Schedule 2.01 hereto in exchange for shares of GA Common Stock, which are all of the shares of GA Common Stock held by GIC. At the Closing (as hereinafter defined), GIC shall deliver to the Company certificates evidencing the GA Common Stock so exchanged, duly endorsed for transfer or accompanied by stock powers or assignments duly executed with all necessary stock transfer stamps attached thereto. The parties hereto agree and acknowledge that shares of Company Common Stock may be sold in the IPO by the GIC Members (the “Secondary Offering”) and in connection with the underwriters’ exercise of an over-allotment option.

Section 2.02 Exchange of GA Common Stock for Company Common Stock by Management Stockholders. On the terms and subject to the conditions of this Agreement, at the Closing, the Company hereby agrees to issue to:

(a) Jerry W. Throgmartin 1,528,250 shares of Company Common Stock (based on an exchange ratio of one (1) share of Company Common Stock to one (1) share of GA Common Stock) registered in the name of Jerry W. Throgmartin;

(b) Gregg William Throgmartin 694,653 shares of Company Common Stock (based on an exchange ratio of one (1) share of Company Common Stock to one (1) share of GA Common Stock) registered in the name of Gregg William Throgmartin; and

(c) Dennis L. May 555,709 shares of Company Common Stock (based on an exchange ratio of one (1) share of Company Common Stock to one (1) share of GA Common Stock) registered in the name of Dennis L. May.

At the Closing, each of the Management Stockholders shall deliver to the Company certificates evidencing their respective number of shares of GA Common Stock and representing all of the shares of GA Common Stock held by such Management Stockholder, duly endorsed for transfer or accompanied by stock powers or assignments duly executed with all necessary stock transfer stamps attached thereto, in exchange for the shares of Company Common Stock as provided in this Section 2.02.

Section 2.03 Assumption of GA Options by the Company. At the Closing, and upon the terms and subject to the conditions set forth in this Agreement:

(a) the Company shall assume each GA Option that is outstanding and unexercised immediately before the Closing, whether or not such GA Option is vested or exercisable, set forth opposite each Optionholder’s name on Schedule A hereto, and each such GA Option shall thereupon be converted into and become an option to purchase the same number of shares of Company Common Stock, and for the same exercise price per share, in accordance with the terms of the GA Option Plan and the terms of the stock option agreement by which such GA Option is evidenced, all as set forth on Schedule A hereto (the GA Options so assumed are hereafter referred to as the “Assumed Options”). Any restriction on the exercise of any Assumed Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Assumed Option shall otherwise remain unchanged as a result of the assumption by the Company of such Assumed Option. After the Closing, each Assumed Option may be exercised solely to purchase shares of Company Common Stock;

(b) upon such assumption, no additional options will be issued under the GA Option Plan, but all Assumed Options will remain subject to the terms and conditions of the GA Option Plan; and the Board or a committee thereof shall succeed to the authority and responsibility of the board of directors of Gregg Appliances or any committee thereof with respect to each Assumed Option and shall interpret and administer the provisions of the GA Option Plan or any agreement pursuant thereto in a manner consistent herewith; and

(c) each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Common Stock subsequent to the Closing.

Section 2.04 Registration Rights Agreement. The Company and each of the Stockholders shall execute and deliver the Registration Rights Agreement in the form attached hereto as Exhibit 4.03, which shall automatically become effective upon the consummation of the Closing.

Section 2.05 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take immediately prior to the effectiveness of the Registration Statement (the “Closing Date”) at a time and place determined by the Company and FSEP V. Upon consummation of the Closing, the Company will own 100% of the outstanding shares of GA Common Stock.

Section 2.06 Termination of Prior Agreements. The parties hereto agree that effective upon consummation of the Closing, each of the Prior Agreements shall be terminated and be of no further force and effect and no party thereto shall have any rights, claims or liabilities whatsoever relating to or arising from the Prior Agreements, each and all of which are hereby irrevocably and unconditionally expressly released and waived. The term “Prior Agreements” means each and all of the following, and any agreement entered into pursuant thereto or as an Exhibit or Appendix thereto: (i) the Stockholders Agreement relating to Gregg Appliances, entered into February 3, 2005, as amended, and the Registration Rights Agreement relating to the GA Common Stock, entered into February 3, 2005.

Section 2.07 Dissolution of GIC. The GIC Members, and FSEP V as managing member of GIC, hereby approve the dissolution of GIC, and FSEP V agrees to take all steps necessary to dissolve GIC at the Closing. Upon such dissolution, GIC hereby assigns to the Company all of its rights under the Restricted Unit Purchase Agreements pursuant to which the GIC Restricted Units were issued, and its rights under all related pledge agreements and promissory notes assigned to Gregg Appliances, Inc.

Section 2.08 Distribution of Company Common Stock with respect to the GIC Restricted Units upon the Dissolution of GIC. Upon the terms and subject to the conditions set forth in this Agreement, upon the dissolution of GIC, each Restricted Unitholder shall receive the number of shares of Company Common Stock set forth next to such Restricted Unitholder’s name on Schedule A hereto (as adjusted as appropriate for any stock split effected by the Company in connection with the IPO), which Company Common Stock shall be subject to terms and conditions substantially equivalent to the terms and conditions of the GIC Restricted Units, and which shares of Company Common Stock will be subject to the terms and conditions of the Restricted Unit Purchase Agreement under which the GIC Restricted Units were issued.

Section 2.09 Further Assurances by GIC Members. The GIC Members hereby agree to execute any and all documents reasonably required by FSEP V in connection with the dissolution of GIC.

ARTICLE III

RESTRICTIVE LEGENDS

Section 3.01 Restrictive Legends.

(a) It is understood and agreed that the certificates evidencing the shares of Company Common Stock to be delivered to GIC and the Management Stockholders at the Closing, and each certificate issued upon transfer thereof, shall bear the following legends, in addition to any other legends required by Delaware law:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR IN A MANNER EXEMPT FROM REGISTRATION UNDER SUCH ACT.

(b) The Company agrees that it will issue new certificates for shares of Company Common Stock without the first sentence of the legend referred to in Section 3.01(a) to a Stockholder if the Stockholder demonstrates to the reasonable satisfaction of the Company, through, among other things, any of the actions referred to in clauses (i), (ii) or (iii) of the second sentence of Section 4.02 that such legend is not necessary under the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder severally represents and warrants (as to itself or himself only) to the Company as follows:

Section 4.01 Ownership and Capital Structure.

(a) Other than as set forth on Schedule 4.01 hereto, such Stockholder does not hold any shares of GA Common Stock or securities convertible into or exchangeable for any shares of GA Common Stock or any rights to subscribe for or to purchase, or any warrants or options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) or, or any calls, commitments or claims of any character relating to any such shares of GA Common Stock.

(b) Such Stockholder is the lawful owner of the shares of GA Common Stock to be transferred by it hereunder, free and clear of all liens, encumbrances, restrictions and claims of every kind and has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey its shares of GA Common Stock pursuant to this Agreement; and, upon the transfer to the Company of such Stockholder’s shares of GA Common Stock pursuant to this Agreement the Company will hold valid title thereto free and clear of all liens, encumbrances, restrictions, preemptive rights, options and claims of every kind.

Section 4.02 Investment Intent. The shares of Company Common Stock to be acquired by such Stockholder hereunder, as applicable, (i) are being acquired by such Stockholder for its own account (as principal and not as trustee or agent, except as set forth on Schedule 4.02) and (ii) are not being acquired by such Stockholder with a view to, or for sale in connection with, any distribution thereof which is not in compliance with applicable securities laws. Such Stockholder hereby acknowledges that such shares of Company Common Stock may be transferred only upon (i) registration thereof under the Securities Act or (ii) furnishing to the Company a no-action letter or an opinion of experienced securities counsel to the effect that such transfer is in accordance with an available exemption from the registration requirements thereof or (iii) delivery of a certificate setting forth the basis for applying Rule 144 under the Securities Act to such transfer; and that none of the shares of Company Common Stock have been registered under the Securities Act.

Section 4.03 Authority. Such Stockholder has full legal right, power and authority to enter into and perform this Agreement, the Registration Rights Agreement to be executed and delivered on the Closing Date by and among the Company, FSEP V, the GIC Members and the Management Stockholders substantially in the form attached hereto as Exhibit 4.03 (the “Registration Rights Agreement”), and the execution and delivery of this Agreement and the Registration Rights Agreement by it or him, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary requisite action. Except for compliance with any applicable requirements of the Securities Act and the Securities Exchange Act, no consent, waiver or authorization of, or filing with any other person (including without limitation, any federal or state governmental authority or other political authority (collectively, “Governmental Authority”)) is required in connection with any of the foregoing or with the validity or enforceability against such Stockholder of this Agreement and the Registration Rights Agreement. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding agreement of such Stockholder, enforceable against it or him in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.

Section 4.04 No Conflict. The execution, delivery and performance of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the passage of time or the giving of notice or both, (i) conflict with or violate any provision of such Stockholder’s respective Certificate of Incorporation, By-laws, partnership agreement or other governing documents, as applicable, (ii) assuming compliance with the matters referred to in Section 4.03, conflict with or violate any applicable law, statute, treaty, rule, regulation, arbitration award, judgment, decree, order or other determination of any Governmental Authority (collectively, “Requirement of Law”) applicable to such Stockholder or any mortgage, security, lease franchise, agreement, guaranty, instrument or undertaking (collectively, “Contractual Obligation”) of such Stockholder or (iii) result in, or require, the creation or imposition of any lien charge or other encumbrance on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Stockholder as follows:

Section 5.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Exhibit 5.01A hereto contains a true and correct copy of the Certificate of Incorporation of the Company as presently in effect, and Exhibit 5.01A hereto contains a true and correct copy of the By-laws of the Company, as presently in effect.

Section 5.02 Capitalization. The Company’s authorized capital stock consists of, and on the Closing Date will consist of, 150,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, $0.0001 par value per share. Immediately after the Closing, the Company’s issued and outstanding capital stock will be as set forth on Schedule 5.02 hereto. Other than as set forth on Schedule 5.02, with respect to a new equity incentive plan to be adopted by the Company prior to the IPO, and the grant of equity incentives thereunder, with respect to the Assumed Options, and the shares to be issued in the IPO, there are no issued or outstanding options, warrants or other rights to acquire, or any outstanding securities or obligations convertible into or exchangeable for, any shares of the capital stock of the Company.

Section 5.03 Valid Issuance of Securities. The shares of Company Common Stock, when issued and delivered by the Company and paid for by the Stockholders pursuant to the terms of this Agreement, (i) will have been duly authorized, validly issued, fully paid and nonassessable, (ii) will be free and clear of all liens, encumbrances, equities and claims (other than securities law restrictions) and (iii) will be issued without violation of any preemptive rights.

Section 5.04 Authority. The Company has full legal right, power and authority (i) to enter into and perform this Agreement and the Registration Rights Agreement, including the issuance of the shares of Company Common Stock. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company, the issuance of the shares of Company Common Stock by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have all been duly authorized by all necessary corporate action on the part of the Company, its Board and its stockholders. No consent, waiver or authorization of, or filing with any other person (including without limitation, any Governmental Authority) is required in connection with any of the foregoing or with the validity or enforceability against the Company of this Agreement, the Registration Rights Agreement and the shares of Company Common Stock, except for consents, waivers, authorizations or filings which if not obtained or made would not have a material adverse effect, and except for required securities filings. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity. When executed and delivered by the Company, in accordance with the terms of this Agreement, the Registration Rights Agreement will have been duly executed and delivered by the Company and will constitute the legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.

Section 5.05 No Conflict. The execution, delivery and performance of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the passage of time or the giving of notice or both, (i) conflict with or violate any provision of the Company’s or Gregg Appliances’ Certificate of Incorporation or By-laws, (ii) conflict with or violate any Requirement of Law applicable to the Company or Gregg Appliances or any Contractual Obligation of the Company or Gregg Appliances, in each case in a manner which would have a material adverse effect or (iii) result in, or require, the creation or imposition of any lien, charge or other encumbrance on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

The obligations of the Stockholders and the Company hereunder are subject to the satisfaction or waiver, on or prior to the Closing Date, of all of the conditions set out below in Section 6.01. The obligations of the Stockholders hereunder are further subject to the satisfaction or waiver, on or prior to the Closing Date, of all of the conditions set forth below in Sections 6.02 through 6.04. The obligations of the Company hereunder are subject to the satisfaction or waiver, on or prior to the Closing Date, of all of the conditions set forth below in Sections 6.05 through 6.08.

Section 6.01 Dissolution of GIC. FSEP V, as managing member of GIC, shall have taken all necessary actions so that (i) GIC shall be dissolved at the Closing, and (ii) the shares of Company Common Stock held by GIC shall be distributed to its members in proportion to their ownership of outstanding Units of GIC.

Section 6.02 Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any of the documents and agreements entered into pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date as if made on that date.

Section 6.03 Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, complied with, or satisfied by the Company on or prior to the Closing Date.

Section 6.04 Certification by the Company. The Stockholders shall have received a certificate, dated the Closing Date, signed by the Company, certifying that the conditions specified in Sections 6.01, 6.03 and 6.04 have been fulfilled.

Section 6.05 Accuracy of the Stockholders’ Representations and Warranties. The representations and warranties of each of the Stockholders set forth in this Agreement and in any of the documents and agreements entered into pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date as if made on that date.

Section 6.06 Performance by the Stockholders. The Stockholders shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, complied with, or satisfied by the Stockholders on or prior to the Closing Date.

Section 6.07 Certification by the Stockholders. The Company shall have received certificates, dated the Closing Date, signed by each of the Stockholders, certifying that the conditions specified in Sections 6.02, 6.06 and 6.07 have been fulfilled.

Section 6.08 Exchange of Securities. At the Closing, the Stockholders shall have delivered to the company certificates representing the shares of GA Common Stock, duly endorsed in blank, or accompanied by appropriate stock powers, in proper form for exchange pursuant to Section 2.01 with all necessary stock transfer stamps attached thereto.

ARTICLE VII

TERMINATION

Section 7.01 Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate and there shall be no liability or obligation on the part of the Company or the Stockholders or any of their respective Affiliates if the IPO is not consummated by November 1, 2007.

ARTICLE VIII

TRANSFER TAXES AND OTHER FEES

Section 8.01 Transfer Taxes and Other Fees. The Company will pay to each Stockholder an amount, if any, which, after deduction of all taxes imposed on the receipt or accrual thereof, will equal all transfer taxes (but not income, franchise or other taxes measured by receipts or income) which are payable in connection with the execution and delivery of this Agreement or the authorization and issuance of or exchange for the shares of Company Common Stock hereunder or in connection with any modification of this Agreement, and will indemnify and save each Stockholder harmless without limitation as to time, from and against any and all liabilities with respect to all such taxes, if any, and the Company agrees to pay to each Stockholder additional amounts which, after deduction of all taxes imposed on the receipt or accrual thereof, will ensure that each Stockholder incurs no greater cost or expense than it would have incurred had there been no such taxes payable. The Stockholders will cooperate with the Company to obtain a refund of any such taxes from governmental authorities, if applicable.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses:

if to Gregg Appliances, the Company, GIC, FSEP V or GIC Members:

Freeman Spogli & Co. Incorporated

299 Park Avenue

20th Floor

New York, New York 10171

Attention: John Roth and Ben Geiger

with a copy to:

Bingham McCutchen LLP

355 South Grand Avenue, Suite 4400

Los Angeles, California 90071-3106

Attention: Richard J. Welch, Esq.

if to the Management Stockholders:

c/o Jerry W. Throgmartin

4151 East 96th Street

Indianapolis, Indiana 46240

Facsimile No.: (317) 848-8768

with a copy to:

Ice Miller LLP

One American Square

Suite 3100

Indianapolis, Indiana 46282-0002

Facsimile No.: (317) 592-4675

Attention: Steven K. Humke

or at such other address as a party may furnish in writing to each other party.

Section 9.02 Fulfillment of Conditions. Each party will use their or its respective best efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by such party prior to or as of the Closing Date. Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (including, without limitation, in connection with obtaining any requisite approval) and to execute such agreements, powers of attorney or other documents or instruments to expeditiously consummate and make effective the transactions contemplated by this Agreement. In case at any time after the closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

Section 9.03 Survival. All warranties, representations, and covenants made herein or in any certificate or other instrument delivered by the parties hereto or on their behalf under this Agreement shall be considered to have been relied upon and shall survive the delivery of the shares of Company Common Stock and payment therefor, regardless of any investigation made by any such party or on their behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by such party hereunder.

Section 9.04 Amendments, Modifications and Waivers. Any covenant, agreement, provision or condition of this Agreement may be amended or modified, or compliance therewith may be waived (either generally or in any particular instance and either retroactively or prospectively), by (and only by) an instrument in writing signed by the Company and Stockholders who hold (or will hold) more than fifty percent (50%) of the Company Common Stock issued or to be issued by the Company in the Exchange.

Section 9.05 Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, stock split, combination, recapitalization and other transactions affecting the Company Common Stock occurring after the date of this Agreement; and the terms and conditions of this Agreement shall apply to such adjusted numbers of shares of Company Common Stock.

Section 9.06 Successors and Assigns; Enforceability by Stockholders. This Agreement shall be so binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.07 Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereto eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without included therein any such part or parts which may, for any reason, be hereafter declared invalid.

Section 9.08 Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 9.09 Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

Section 9.10 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

Section 9.11 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Any claim arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any of the state or federal courts located in Delaware, and each party hereby agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it, he or she is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim.

(b) Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of delivery that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

(d) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 9.11(c), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 9.11(c) AND THIS SECTION 9.11(d).

Section 9.12 Director and Officer Liability Insurance. The Company agrees to maintain, and shall cause each Subsidiary of the Company to maintain, in effect, at the expense of the Company, a director and officer insurance policy for the benefit of the Company or such Subsidiary and the directors and executive officers of the Company.

Section 9.13 Indemnification of FSEP V. The Company agrees to indemnify, defend and hold harmless to the fullest extent permitted by applicable law, FSEP V, its successors, assigns, partners and Affiliates, and each of FSEP V’s and such other persons’ employees, officers, directors, members, managers, partners, stockholders, agents, advisors, representatives and Affiliates (each an “Indemnitee”) from and against all claims, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including attorney fees and expenses of investigation and of enforcing the rights under this Section 9.13), whether incurred with respect to third parties or otherwise, arising out of, resulting from or in connection with, based upon or relating to, (A) the fact that an Indemnitee is or was a stockholder of the Company, (B) any action or inaction taken in such capacity or (C) any breach or alleged breach by an Indemnitee of any fiduciary duty as a stockholder of the Company (collectively “Claims”). The Company may participate in, but not assume the defense of or control the defense with respect to, any Claim. The Company shall advance all costs and expenses, including attorneys fees incurred by any Indemnitee in advance of any final disposition of a Claim within 30 days of receipt of a notice setting forth the amount of such costs and expenses, subject to receipt of an undertaking to repay such advances if such Indemnitee is finally determined not to be entitled to indemnification by the Company. An Indemnitee may compromise, settle or resolve any Claim at the expense and risk of the Company. The Company may not settle, compromise or resolve any Claim without the consent of the affected Indemnitee, which consent shall not be unreasonably withheld.

Section 9.14 Lock-Up. Each Stockholder hereby agrees that it or he will enter into customary lock-up agreements as reasonably requested by the Company from time to time.

Section 9.15 Remedies. Each party to this Agreement acknowledges and agrees that in the event of any breach of this Agreement by any one of them, any of the parties, as the case may be, would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees (a) to waive the defense in any action for specific performance that a remedy at law would be adequate and (b) each party, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

Section 9.16 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be considered an original, but all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GREGG APPLIANCES, INC.,

By:	/s/ Jerry W. Throgmartin
Jerry W. Throgmartin
Chairman and Chief Executive Officer

hhgregg, Inc.,

By:	/s/ Jerry W. Throgmartin
Jerry W. Throgmartin
Chairman and Chief Executive Officer

FS EQUITY PARTNERS V, L.P.

By:	FS Capital Partners V, LLC
Its:	General Partner

By:	/s/ John M. Roth
John M. Roth
Managing Member

FS AFFILIATES V, L.P.

By:	FS Capital Partners V, LLC
Its:	General Partner

By:	/s/ John M. Roth
John M. Roth
Managing Member

CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM

By:	/s/ Christopher J. Ailman
Name:	Christopher J. Ailman
Title:	Chief Investment Officer

A.S.F. CO-INVESTMENT PARTNERS II, L.P.

By:	PAF 1/03, LLC
Its:	General Partner

By:	OLD KINGS II, LLC
Its:	Managing Member

By:	William J. Indelicato
Name:	William J. Indelicato
Title:	Managing Director

THE JERRY W. THROGMARTIN 2007 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Jerry W. Throgmartin
Jerry W. Throgmartin, Trustee

/s/ Jerry W. Throgmartin
Jerry W. Throgmartin

/s/ Gregg William Throgmartin
Gregg William Throgmartin

/s/ Dennis L, May
Dennis L. May